Exhibit (d)(5)

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

TIDS INVESTMENT SUB-ADVISORY AGREEMENT (the "Agreement") is between Cavanal Hill Investment Management, Inc., an Oklahoma corporation (the "Adviser"), and LM Capital Group, LLC, a Delaware limited liability company (the "Sub-Adviser") for the Strategic Enhanced Yield Fund series ("Strategic Enhanced Yield Fund") of the Cavanal Hill Funds (the "Trust"), a Massachusetts business trust registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and shall be effective as of the 28th day of December, 2022.

WHEREAS, the Adviser serves as the Investment Adviser for the Trust, including the Strategic Enhanced Yield Fund, pursuant to the te1ms of an Investment Advisory Agreement dated May 12, 2001, as amended (the "Advisory Agreement");

WHEREAS, Section 4 of the Advisory Agreement permits the Adviser, subject to the approvals required under the 1940 Act, to employ an investment sub-adviser to assist the Adviser in the performance of its duties;

WHEREAS, the approval by Trustees, including a majority of independent trustees, and shareholders of the Strategic Enhanced Yield Fund has been obtained;

WHEREAS, the Sub-Adviser is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, the Strategic Enhanced Yield Fund's principal investment strategy will be revised, to be effective on or about December 28, 2022, to read as follows:

The Fund seeks to achieve its investment objective by investing in a diversified portfolio of fixed income instruments of varying maturities. The Fund will engage in opportunistic trading among various sectors based on the perceived market anomalies and inefficiencies, in an effort to actively enhance total return and minimize risk. Total return is defined as a percentage change, over a specified time period, in a mutual fund's net asset value, with the ending net asset value adjusted to account for the reinvestment of all distributions of dividends and capital gains.

Under no1mal circumstances, the Fund invests at least 80% of its net assets in fixed income instruments. This investment policy will not be changed by the Fund without at least 60 days' prior notice to shareholders. "Fixed income instruments" include, but are not limited to, securities issued or guaranteed by the U.S. Government and its agencies and instrumentalities, corporate bonds and other corporate debt securities, mortgage-backed securities (including "to be announced" transactions in which the mortgage pools to be delivered are not specified until a few days prior to the settlement date), asset-backed securities, municipal securities, and privately-issued securities that may be resold only in accordance with Rule 144A or Regulation Sunder the Securities Act of 1933 (the "1933 Act").

The Fund may also invest in securities listed, traded or dealt in foreign countries, including emerging markets countries. Such securities may be denominated in foreign currencies. The Fund may also invest in prefe1Ted stock. The Fund may invest in Treasury and currency futures and cU1Tency forwards for hedging purposes. Treasury futures with economic characteristics similar to fixed income instruments will be included as investments that satisfy the Fund's 80% policy discussed above.

"Investment-grade" securities are securities that are rated by at least one major rating agency in one of its top four rating categories, or, if unrated, that are determined by the Adviser to be of similar quality, at the time of purchase. The Fund will seek to enhance yield by investing up to a combined 60% of its assets in fixed income securities rated below investment grade (also known as "high yield securities" or "junk bonds"), emerging market debt securities, including both sovereign and corporate issues, and securities denominated in foreign cU1Tencies.

The Adviser expects that the Fund's average duration will range between 20% sh01ter and 20% longer than that of the Barclays US Aggregate Index.

In selecting fixed income instruments for the Fund, the Adviser employs an active management style which bases purchase and sale decisions on fundamental, macro-economic analysis of underlying global economic fundamentals which drive the perfo1mance of each sector and region. ("Principal Strategy");

WHEREAS, the Sub-Adviser has the capabilities to provide all day-to-day management of the Strategic Enhanced Yield Fund and execute on the Principal Strategy;

WHEREAS, the Adviser desires to delegate to the Sub-Adviser, and Sub-Adviser wishes to accept such delegation of, investment advisory services on a sub-advisory basis for the Strategic Enhanced Yield Fund to be managed pursuant to the Principal Strategy;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Adviser and the Sub-Adviser agree as follows:

1.         Appointment as Sub-Adviser and Authority.

Under the terms and subject to the conditions of this Agreement and in accordance with and subject to the Advisory Agreement, the Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Strategic Enhanced Yield Fund on a sub-advisory basis, as more fully described herein (the "Services") subject to the supervision and direction of the board of trustees of the Trust (the "Board") and the Adviser. The Sub-Adviser hereby accepts such engagement and agrees to furnish such Services on the terms and in exchange for the compensation described herein.

The Sub-Adviser is for all purposes of this Agreement, an independent contractor and shall, except as expressly provided or authorized by the Board or the Adviser, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser. Nothing contained herein shall create or constitute any of the Strategic Enhanced Yield Fund, the Adviser, or the Sub-Adviser as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity. The Adviser and the Sub-Adviser expressly acknowledge that neither intends for the Sub-Adviser to be a "supervised person" (as defined in the Advisers Act) of the Adviser.

2.         Obligations of and Services to be Provided by the Sub-Adviser.

(a)         Investment Advice. The Sub-Adviser shall formulate and implement a continuous investment program for the Strategic Enhanced Yield Fund, consistent with the Principal Strategy and investment objectives and policies of the Strategic Enhanced Yield Fund as agreed between the Adviser and Sub-Adviser, and in connection with such ongoing investment advice shall furnish the Adviser such factual information, research reports and investment recommendations as the Adviser may reasonably request. Such information may include written and oral reports and analyses.

(b)        Transactions. The Sub-Adviser shall provide execution services for the Strategic Enhanced Yield Fund pursuant to the Principal Strategy, including the identification of market trends pointing to investments that may achieve the Principal Strategy and the buying/selling of the same. In carrying out its obligations, the Sub-Adviser shall coordinate and cooperate with the Adviser and other service providers to the Strategic Enhanced Yield Fund. Furthermore, to carry out such obligations, the Sub-Adviser shall, subject to the limitations in this section, exercise full discretion and act for the Strategic Enhanced Yield Fund in the same manner and with the same force and effect as the Adviser might or could do with respect to purchases, sales, and other transactions involving accomplishing the Principal Strategy, as well as with respect to all other such activities necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions. The Sub-Adviser shall be permitted to direct the transfer cash from the Strategic Enhanced Yield Fund only in association with making investments anticipated to achieve the Principal Strategy and shall, upon written instructions from the Adviser, effect such portfolio transactions for the Strategic Enhanced Yield Fund as the Adviser may from time to time direct. No reference in this Agreement to the Sub-Adviser having full discretionary authority over the Strategic Enhanced Yield Fund's investments pursuant to the Principal Strategy shall in any way limit the right of the Adviser or the Board, each in its sole and absolute discretion, to establish or revise policies in connection with the management of the Strategic Enhanced Yield Fund's assets, from time to time and upon written notice to the Sub-Adviser, or otherwise to exercise its right to control the overall management of the Strategic Enhanced Yield Fund's assets.

In connection with the purchase and sale of securities for the Strategic Enhanced Yield Fund, the Sub-Adviser shall manage for the transmission to the Adviser (or its designee) on a daily basis, to be no later than 1:00 p.m. CST on trade date+ l (T+l) such confirmation, standing instructions and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Strategic Enhanced Yield Fund.

The Sub-Adviser will place or cause to be placed orders for the Strategic Enhanced Yield Fund either directly with the issuer or with any broker or dealer and, in placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to Cavanal Hill Distributors, BOK Financial Securities, Inc., Cavanal Hill Investment Management, Inc., Lavaca Capital, LLC, or any affiliated person (as defined in the 1940 Act) of the Trust or the identified entities, except as permitted in the 1940 Act.

(c)         Information and Reports: The Sub-Adviser shall comply with all reasonable requests of the Adviser and the Board for information regarding the Services provided to the Strategic Enhanced Yield Fund and shall render such reasonable reports evaluations, information or analyses to the Adviser and to the Board concerning the Services provided to the Strategic Enhanced Yield Fund and its performance in such reasonable form and at such reasonable intervals as the Adviser or the Board may from time to time require or as the Sub-Adviser may deem to be desirable.

(d)        Books and Records. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Strategic Enhanced Yield Fund, except as otherwise provided herein or as may be reasonably necessary for the Sub-Adviser to supply to the Adviser or the Strategic Enhanced Yield Fund the info1mation required to be supplied under this Agreement. The Sub-Adviser shall maintain on behalf of the Trust records with respect to customary matters (e.g., trade information, account statements, etc.,) pertaining to the Strategic Enhanced Yield Fund's assets advised by the Sub-Adviser relating to its responsibilities provided hereunder with respect to the Strategic Enhanced Yield Fund, and shall preserve such records for the periods and in the manner prescribed by applicable law. The records maintained by the Sub- Adviser pursuant to this Section 2(d) are the property of the Trust and shall be delivered to the Adviser upon request and at the termination of this Agreement. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

(e)       Standard o(Care. The Sub-Adviser shall exercise good faith and due care and shall under no circumstances discharge its obligations hereunder in a manner that is inferior to the procedures and standard of care employed by it for any other account for which the Sub-Adviser or any of its affiliates discharges obligations (either alone or in conjunction with others) similar to those unde1taken by the Sub-Adviser hereunder. The Sub-Adviser's allocation of time and staff resources between the Strategic Enhanced Yield Fund and other accounts under management shall be at Sub-Adviser's sole discretion, and variances in time and resources between accounts shall not be determinative in deciding whether any particular accounts (including the Strategic Enhanced Yield Fund) under management have been favored or disfavored.

(f)       Compliance with the Law and Trust Documents. The Sub-Adviser shall materially comply with all applicable laws, including rules and regulations of the SEC, in providing Services to the Strategic Enhanced Yield Fund. Services shall at all times be subject to (i) the applicable provisions of the Trust's Declaration of Trust, Bylaws, and the current Registration Statement (Prospectus, Statement of Additional Information and Part C), (ii) the investment objectives, policies and restrictions applicable to the Strategic Enhanced Yield Fund (iii) resolutions of the Board and (iv) any unde11akings with state or other regulatory authorities which are provided to the Sub-Adviser. The Sub-Adviser shall maintain compliance procedures for the Strategic Enhanced Yield Fund that it reasonably believes are adequate to ensure the Strategic Enhanced Yield Fund's compliance with the foregoing, the overall investment program, and applicable law.

(g)       Confidentiality. The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust learned by, or disclosed to, the Adviser in the course of its performance of its responsibilities and duties under the Agreement, and will not use such records and inf01mation for any purpose other than pe1formance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil, regulatory or criminal sanctions for failure to comply, when requested to divulge such info1mation by duly constituted authorities, or when so requested by the Trust.

The Adviser will treat confidentially and as proprietary information of the Sub-Adviser, including, but not limited to, investment approaches, trading history, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, trader trial programs, client and investor lists and information and contact lists, knowledge of facilities, and any books research and analysis that is disclosed to the Adviser by the Sub Adviser, unless required to do so by applicable law, any regulatory body or valid legal process.

(h)       Notice Required. The Sub-Adviser shall promptly notify the Adviser of (i) any financial condition that is likely in the commercially reasonable judgment of Sub-Adviser to impair the Sub- Adviser's ability to fulfill its commitment under this Agreement, (ii) any termination or resignation of senior (key) personnel and (iii) any legal or regulatory action against the Sub-Adviser involving the affairs of the Strategic Enhanced Yield Fund or non-compliance by the Sub-Adviser with federal or state securities laws.

3.         Compensation.

For the Services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor, a monthly Fee equal to: 20 bps of the monthly 50 bps management fee payable to the Adviser by the Strategic Enhanced Yield Fund under the Advisory Agreement for the applicable month ("Management Fee"). If in any fiscal year the aggregate expenses of the Strategic Enhanced Yield Fund exceed any applicable expense limitation imposed by any state or federal securities laws or regulations, and the Adviser waives all or a portion of its management fee or reimburses the Strategic Enhanced Yield Fund for expenses to the extent required to satisfy such limitation, the Fee paid to the Sub- Adviser will be reduced by 20 bps of the amount of such waivers or reimbursements. If the Sub- Adviser fees are reduced in accordance with the preceding sentence to reflect such waivers or reimbursements and the Adviser subsequently recovers all or any portion of such waivers or reimbursements, then the Sub-Adviser shall be entitled to receive from the Adviser a proportionate share of the amount recovered. The Adviser shall pay the amount of such Management Fee to the Sub-Adviser monthly in arrears no later than ten (10) calendar days from the end of the applicable month for which such Management Fee is due.

If the Management Fee payable to the Sub-Adviser begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the Management Fee shall be prorated by multiplying the total Management Fee that would have been due for such calendar month by a fraction, the numerator of which is the number of days in the calendar month during which the Sub-Adviser managed the assets, and the denominator of which is the total number of days in the calendar month. For purposes of calculating fees, the value of the Strategic Enhanced Yield Fund's net assets shall be computed in the manner specified in the Prospectus.

4.         Expenses.

During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement (including the salaries and fees of all personnel of the Sub-Adviser performing Services for the Strategic Enhanced Yield Fund and/or relating to the Services provided to the Strategic Enhanced Yield Fund including research, statistical analysis, reporting and investment activities) other than the cost of securities (including brokerage commissions or other transaction charges, if any) purchased or othe1wise acquired, sold or otherwise disposed of for the Strategic Enhanced Yield Fund or all fees and expenses specific to the Strategic Enhanced Yield Fund (e.g. custodial fees). The Trust will be responsible for all of the Trust's expenses and liabilities.

5.         Delivery of Documents to the Adviser.

(a)       Documents Provided. The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(i)	The Sub-Adviser's current Form ADV, Part 1, Part 2, and Prut 3, and any amendments thereto, if applicable;

(ii)	Separate lists of individuals whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the Trusts Custodian and Transfer Agent;

(iii)	The Code of Ethics of the Sub-Adviser as currently in effect; and

(iv)	The Sub-Adviser's compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act.

(b)       Ongoing Obligation. The Sub-Adviser will provide to the Adviser in a reasonable time (i) copies of all material amendments of or supplements to the foregoing (not to exceed 60 days), if any and (ii) such other documents relating to the Services under this Agreement as the Adviser may reasonably request.

6.         Services to Other Companies or Accounts. The services of the Sub-Adviser to the Adviser are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other activities and may render different services to other clients and accounts during the term of this Agreement and may utilize the same or different systems, strategies, programs, methods, policies, and guidelines in connection therewith, the results of which may differ from the results achieved for the Strategic Enhanced Yield Fund; provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Adviser's ability to meet all of its obligations hereunder.

7.         Limitation of Liability. The Sub-Adviser shall not be liable to the Strategic Enhanced Yield Fund, the Adviser, the Trust or any of their employees, officers, controlling persons or affiliates (each, an Adviser Indemnitee"), for any losses, claims, damages, costs, liabilities, or litigation (including legal and other expenses) (collectively, "Losses") incurred or suffered by an Adviser Indemnitee as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to the Strategic Enhanced Yield Fund or in connection with the perfo1mance of this Agreement, except a Loss resulting from a breach of fiduciary duty under the 1940 Act with respect to the receipt of compensation for services or a Loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of Services based upon specific information, instructions, or requests given or made to the Sub-Adviser by the Adviser or an officer of the Trust thereunto duly authorized.

8.         Duration and Termination of Agreement: Amendments.

(a)       Duration. Subject to prior termination as provided in subparagraph (b) of this section 8, this Agreement shall continue in force until December 27, 2024 and thereafter for successive periods of twelve months, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust's Board of Trustees, including a majority of independent trustees, or by vote of a majority of the outstanding voting securities of the Strategic Enhanced Yield Fund.

(b)       Termination. Either the Adviser, the Trust or the Sub-Adviser may, at any time on sixty (60) days' prior written notice to the other parties, te1minate this Agreement, without payment of any penalty, or by vote of a majority of the Strategic Enhanced Yield Fund's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment or on the effective date ofte1mination of the Advisory Agreement. Upon the termination of this Agreement, unless otherwise directed in writing by the Adviser, the Sub-Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity with respect to the Strategic Enhanced Yield Fund.

(c)       Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or te1mination is sought. Arty modification shall be subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff, including the approval of a majority of independent trustees.

9.        Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

(b)       Interpretation. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement is to be interpreted in accordance with the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the SEC or its staff.

(c)       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(d)       Massachusetts Business Trust. The names "Cavanal Hill Funds" and "Trustees of Cavanal Hill Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October I, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Cavanal Hill Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ Matthew Stephani
Matthew Stephani
President

LM CAPITAL GROUP, LLC

By:	/s/ Luis Maizel
Luis Maizel
Chief Executive Officer